28.2

         THIS FIRST AMENDMENT TO PURCHASE AGREEMENT, dated as of May ___, 2000, among Networth Financial Group, LLC, a Georgia limited liability company
("Networth Financial"), XCEL Capital, L.L.C., a Georgia limited liability company ("XCEL"), First Atlanta Financial Group LLC ("FAFG"), Institutional Equity Holdings, Inc., a Nevada corporation, ("Purchaser"), First Atlanta Securities, L.L.C., a Georgia limited liability company ("FAS"), Maxim Povolotsky ("Povolotsky"), James Steinkirchner ("Steinkirchner"), Bruce Rothmann ("Rothmann") and Robert Stanley ("Stanley").

         WHEREAS, Network Financial, XCEL, FAFG, Purchaser and FAS entered into that certain Purchase Agreement dated as of April 20, 2000 (the "Purchase Agreement") pursuant to which Purchaser is to purchase all of the issued and outstanding Interests of FAS; and

         WHEREAS, the parties to the Purchase Agreement desire to amend such agreement by deleting Networth Financial as a party to such agreement and adding as parties to the agreement Povolotsky, Steinkirchner, Rothmann and Stanley; and

         NOW, THEREFORE, in consideration of the mutual agreements herein, the sufficiency of which is hereby acknowledged, each of the parties hereto agrees to amend the Purchase Agreement as follows:

         1. Deletion of Networth Financial as a Party. Networth Financial is hereby deleted as a party to
                  -------------------------------------------
the Purchase Agreement and hereafter shall have no rights or obligations pursuant to such Purchase Agreement.
         2. Addition of Parties. Povolotsky, Steinkirchner, Rothmann and Stanley are hereby added as parties to the Purchase Agreement as some of the "Sellers" as such term is defined in the Purchase Agreement. Povolotsky, Steinkirchner, Rothmann and Stanley shall have all of the rights and obligations as some of the Sellers as though they had originally been parties to the Purchase Agreement as Sellers.


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3.  Amendment to List of Ownership  of FAS  Interests.  The list of ownership of
interests   of   FAS   as    ---------------------------------------------------
contained opposite the signatures of the Sellers on the Purchase Agreement is hereby amended as follows: Seller FAS Interests Owned ------ ------------------- Povolotsky 300,000 Steinkirchner 209,000 Rothmann 60,000 Stanley 60,000 XCEL 400,000 FAFG 1,470,000 --------- Total 2,499,000 4. Change to Page One of
Puchase  Agreement.  Page  one of  the  Purchase  Agreement  is  hereby  amended
-----------------------------------------    by   substituting   2,499,000   for
2,399,000 in the first "Whereas" clause of such page. 5. Time For Inspection. Paragraphs 11 and 12 of the Purchase Agreement are hereby amended to provide that the Inspection period shall end June 9, 2000 at 6:00 p.m. rather than thirty days from the date of execution of the Agreement and attachment of all schedules and exhibits thereto. All other terms regarding the inspections by Purchaser and Sellers shall remain in full force and effect.

6. Purchase Agreement Effective as Amended. As hereby amended, the Purchase Agreement remains in ------------------------------------------ full force and effect. IN WITNESS WHEREOF, the undersigned parties have hereunder set their hands as of the date set forth above.


Maxim Povolotsky

James Steinkirchner

-----------------------------------
Bruce Rothmann

Robert Stanley

Networth Financial Group, LLC

By:
--------------------------------------------------

First Atlanta Financial Group LLC


By:
--------------------------------------------------

XCEL Capital, L.L.C.


By:
--------------------------------------------------

FIRST ATLANTA SECURITIES, LLC



By:
------

                       INSTITUTIONAL EQUITY HOLDINGS, INC.


By:
   ------



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